Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

January 7, 2016

Date of Report (Date of earliest event reported)

Freestone Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-28753	90-0514308
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201

(Address of Principal Executive Offices)

214-880-4870

(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(a)       Clayton D. Carter, President and Chief Executive Officer at Freestone Resources, Inc. (“Freestone” or the “Company”), resigned on January 7, 2016, but will continue to serve as an employee at Freestone in the capacity of Vice President of Operations. Mr. Carter will also remain on the Board of Directors of the Company (“the Board”).

(b)       On January 8, 2016 Freestone announced Michael J. McGhan was appointed by the Freestone Board as the President and Chief Executive Officer of the Company effective immediately. Mr. McGhan was also appointed to the Company’s Board, and appointed to serve as Chairman of the Board.

Mr. McGhan, age 61, has extensive experience with operations, sales and management that will be extremely beneficial to Freestone, and the development of the Company’s petrochemical product line. From 1991 to August 2002, Mr. McGhan was a co-founder, President and Chief Executive Officer of Hanover Compressor Co. (now Exterran Holdings, Inc.). Hanover became the largest natural gas compression company in the world with approximately 7,000 compression rental units in the field, and annual revenues over $1.1 billion. In August 2004, Mr. McGhan along with his partners co-founded Valerus Compression Services LLP. Mr. McGhan served as co-CEO and ultimately Vice-Chairman of the company until December 2009. Mr. McGhan and his partners built Valerus into one of the world's leading providers of natural gas treatment and compression equipment and services to the global oil and gas industry.

Michael McGhan and the Company entered into a two-year employment agreement (“Employment Agreement”). The terms of the Employment Agreement include an initial salary of $5,000.00 per month, which will increase to $10,000.00 per month after six months, as well as stock-based compensation in the amount of 3,000,000 shares of the Company’s restricted stock pursuant to Rule 144. Subject to Board approval, Mr. McGhan is eligible to receive warrants for up to 2,000,000 shares of the Company’s common stock (the “Warrants”). The Warrants are not issued on the date of the Employment Agreement. The Board is not required to issue the Warrants. If the Warrants are issued to Mr. McGhan during the term of his Employment Agreement, the terms and conditions of the Warrants will be determined by the Board on the date the Warrants are issued. Mr. McGhan will also be eligible to participate in the Company’s employee benefit plan that is generally available to all other employees at the Company.

The Company has the right to terminate Mr. McGhan’s Employee Agreement for certain specific, circumstances. Mr. McGhan can also resign from the Company by giving the Company such notice of resignation 60 days in advance. If Mr. McGhan voluntarily resigns or is terminated for good cause within the first year of the Employment Agreement, then Mr. McGhan shall transfer back 2,000,000 of the shares of the Company’s common stock to Freestone, and Mr. McGhan will not be eligible for the Warrants.

(c)       The Company’s Board has appointed Gerald M. Johnston to Freestone’s Board. Mr. Johnston currently serves as an advisor to the Company.

As of the date of this filing, the Company has not entered into any compensation agreement for Mr. Johnston’s services as a member of the Board.

Gerald M. Johnston, age 73, began his career with Tyson Foods in 1970 as the cost and budgeting manager and worked his way to becoming CFO in 1981. Mr. Johnston was instrumental in the growth of Tyson Foods and played a key role in many successful acquisitions. Additionally, Mr. Johnston’s financial ingenuity helped Tyson Foods become one of the best financed companies which contributed to the tremendous growth they achieved throughout the years.

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Mr. Johnston retired from Tyson in 1996 and remained on Tyson’s board until 2003. Upon retirement, Mr. Johnston pursued his own business ventures and investments and capitalized on his banking and finance knowledge to become an active investor and advisor to several regional banks in Arkansas. Johnston also owns and manages several other successful ventures in areas including real estate development, agricultural businesses, and warehousing and logistics companies.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release issued by the Company announcing the new Chief Executive Officer and Board member is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement by and between Freestone Resources, Inc. and Michael J. McGhan dated January 7, 2016.

99.1	Press release dated January 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

January 8, 2016	By:	/s/ Michael McGhan
Michael McGhan Chief Executive Officer

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